Exhibit 99.1

Contact: John C. Merriwether

Vice President of Financial Relations

Health Management Associates, Inc.

(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS RECORD FIRST QUARTER GROWTH

NET REVENUES INCREASE 24%

EARNINGS PER SHARE INCREASE 21%

NAPLES, FLORIDA (January 20, 2004) Health Management Associates, Inc. (NYSE: HMA) announced today that its net patient service revenue for its first quarter ended December 31, 2003 grew a strong 24% to $756.6 million, up $147.2 million from $609.4 million for the same quarter a year ago. Earnings per share (diluted) for the quarter were $.29, up 21%, or $.05, from $.24 per share for the same quarter a year ago. Net income for the quarter increased 20% or $11.6 million to $71.3 million, from $59.7 million for the same period a year ago.

Net patient service revenue at hospitals owned and operated by HMA for one year or more increased 7.9% during the first quarter, at the upper end of HMA’s objective range of 5% to 8%. This represents HMA’s 61st consecutive quarter of same hospital revenue growth. Among the factors contributing to HMA’s revenue growth during the first quarter included a 3.8% increase in same hospital admissions and improved pricing, which resulted in a 3.9% increase in net revenue per admission. Same hospital admissions growth for the quarter is even more indicative of the quality of HMA’s markets, especially when compared to the very strong 6.2% same hospital admissions growth experienced for the comparable quarter a year ago. Overall, total admissions grew 20.8% in the first quarter as compared to the same quarter a year ago, reflecting the admissions contribution from hospitals acquired by HMA during the twelve months ended December 31, 2003. Likewise, same hospital adjusted admissions, which adjusts admissions for outpatient volume, grew 3.9% in the first quarter as compared to the same period a year ago. HMA’s continued focus on outpatient services, including emergency room services, which experienced an impressive 14.3% increase in visits during the first quarter compared to the same quarter a year ago, contributed to the adjusted admissions increase.

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Health Management Associates, Inc./Page 2

HMA’s industry-leading same hospital EBITDA margins expanded 30 basis points to 23.3% for the first quarter, up from 23.0% for the same period a year ago. HMA continues to implement its proven operating strategy and its ongoing commitment to the delivery of high quality health care while maintaining effective cost controls. EBITDA is defined as earnings before interest, taxes, depreciation, amortization and after minority interest. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in this press release under Supplemental Consolidated Statements of Income Information. Management believes that providing non-GAAP information regarding EBITDA is important for investors, as it provides a measure of liquidity and performance.

“The foundation of HMA’s success remains our ongoing commitment to making high quality health care close to home a reality in the communities we serve. Our focus on excellence has resulted in an outstanding beginning to fiscal year 2004,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “With eight acquisitions completed in the last five months, and the ongoing successful implementation of our proven operating strategies at both newly acquired and same hospital facilities, we expect to continue to exceed the expectations of our patients by investing in technology and leadership resources that are essential to meeting our communities’ needs for high quality health care.”

Business office operations in HMA hospitals continue to generate consistent results. Bad debt expense for the quarter ended December 31, 2003 increased only 10 basis points to 7.7%, compared to the same quarter a year ago. “Decentralized business office operations are important in our communities, offering patients face-to-face assistance with questions that they may have regarding health insurance and, for those patients in need of financial assistance, third-party program qualifications.” added Vumbacco. HMA’s focus on cash collections continues to be effective, as cash flow from operations was $93.6 million for the quarter ended December 31, 2003.

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HMA’s chief nursing officers also continued their effective leadership during the quarter ended December 31, 2003, with same hospital salary and benefits expense declining 40 basis points to 38.5% from 38.9% for the same quarter a year ago. “HMA’s NurseSelectTM internal nursing agency has been successfully implemented in several of our markets, resulting in improved morale, lower nursing turnover rates and, most importantly, higher quality care for our patients,” said Vumbacco. “Furthermore, as of December 31, 2003, thirty-two of our hospitals had eliminated agency nurses entirely, a feat that could not have been accomplished without the outstanding efforts of our chief nursing officers.”

Fiscal year 2004 has already been an excellent acquisition year for HMA. On November 1, 2003, five hospitals in three states were acquired by HMA from subsidiaries of Tenet Healthcare Corporation. This transaction resulted in HMA meeting its objective of completing a minimum of five acquisitions for fiscal year 2004. This acquisition also represented the largest such transaction completed by HMA to date, and signaled HMA’s initial operations in Missouri. The hospitals acquired in this transaction included:

•	Seven Rivers Community Hospital, Crystal River, Florida - 128 beds;
•	Harton Regional Medical Center, Tullahoma, Tennessee - 137 beds;
•	University Medical Center, Lebanon, Tennessee - 257 beds;
•	Three Rivers Healthcare, Poplar Bluff, Missouri - 423 beds; and
•	Twin Rivers Regional Medical Center, Kennett, Missouri - 116 beds.

Importantly, HMA’s proprietary management information system, the PULSE SystemTM, was installed and fully operational in all five acquired hospitals on the day the transaction was completed. “We believe that the PULSE SystemTM provides HMA with unmatched integration benefits,” added Vumbacco. “The consistency and comprehensive nature of the PULSE SystemTM offers our local leadership teams the information they need to improve the operations of each acquired hospital in a timely and efficient manner, ultimately reducing integration risk and improving the quality of patient care.”

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All eight of the hospitals acquired by HMA during the last five months, including the five hospitals mentioned above and three hospitals acquired during the fourth quarter of fiscal year 2003, are performing at or above management’s expectations. “We believe that our acquisition pipeline continues to look extremely attractive, and although we have met our stated acquisition objective for fiscal year 2004, we continue to review a number of attractive opportunities. At HMA, we have in place the financial, technological and leadership resources necessary to continue to expand upon our success in completing acquisitions,” said Vumbacco.

HMA also moved closer to providing much needed high quality hospital services to the underserved community of Collier County, Florida, when, on October 2, 2003, HMA received approval from the State of Florida’s Agency for Health Care Administration to build the 100-bed Collier Regional Medical Center in the East Naples/southern Collier County area. “The Collier County area is the second fastest growing community in the United States, and after receiving tremendous community support for this hospital, the State of Florida overwhelmingly approved our application,” commented Vumbacco. “We look forward to serving this outstanding community as soon as possible and wish to thank the residents of Collier County for their continued and unwavering support.”

On October 28, 2003, HMA’s Board of Directors approved a quarterly cash dividend, and on December 1, 2003 HMA paid to its shareholders of record as of November 7, 2003 a cash dividend of $.02 per share. In initiating HMA’s dividend policy in October of 2002, the Board of Directors cited both HMA’s strong operational history over a long period of time, as well as HMA’s desire to provide its shareholders with an additional opportunity for a return on their investment. HMA believes that its dividend policy is another indication of its financial strength and prospects, and further differentiates HMA from the rest of the industry.

Consistent quality earnings growth continues to be an HMA hallmark, and during the quarter ended December 31, 2003, HMA was named for the fifth consecutive time to the Forbes Platinum 400 – Best Big Companies in America. More than 1,000 publicly traded companies, each with at least $1 billion in revenues, were considered for this prestigious ranking. In selecting companies to be included in the Forbes Platinum 400, each company’s profitability and growth were compared to its peers by examining return on capital, sales and earnings per share growth. Each company’s results for its most recently completed year and past five years were also analyzed to assist in determining which 400 companies were eventually selected for inclusion in this prestigious listing.

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Also during the first quarter of fiscal year 2004, HMA announced that its Jamestown Regional Medical Center, located in Jamestown, Tennessee was named a Top 100 Hospital, according to the 100 Top Hospitals: Benchmarks for Success – 2002, a study conducted annually by Solucient, Inc. This study identifies hospitals that are setting benchmark levels of performance and achieving more successful patient outcomes compared to their peers. Likewise, Charlotte Regional Medical Center, in Punta Gorda, Florida, was selected for the fourth time as one of the nation’s top performing cardiac hospitals, according to the 100 Top Hospitals: Cardiovascular Benchmarks for Success – 2003, a study also conducted annually by Solucient, Inc. to recognize excellence in cardiac services. “HMA’s focus on quality continues in earnest. We have always recognized that quality health care drives our business. That commitment remains, and will remain, our number one priority,” added Vumbacco.

HMA’s senior management team will discuss HMA’s performance in greater detail on a live conference call and audio webcast later this morning. All interested investors are invited to access the webcast at 11:00 a.m. EST, via HMA’s website located at www.hma-corp.com or via www.streetevents.com or join the conference call by dialing 877-476-3476. A copy of the audio webcast, along with any related information that HMA may be required to provide pursuant to SEC rules, will be archived on HMA’s website under the heading “Investor Relations.”

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 15 years of uninterrupted operating earnings growth and operates 52 hospitals in 16 states with 7,540 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2003	2002
Net patient service revenue	$756,553	$609,419
Costs and expenses:
Salaries and benefits	302,762	242,511
Supplies and other	228,136	179,942
Provision for doubtful accounts	58,087	46,307
Depreciation and amortization	31,003	26,087
Rent expense	15,422	12,105
Interest, net	4,454	3,761

Total costs and expenses	639,864	510,713

Income before minority interests and income taxes	116,689	98,706
Minority interests in earnings of consolidated entities	1,140	922

Income before income taxes	115,549	97,784
Provision for income taxes	44,238	38,128

Net Income	$71,311	$59,656

Net income per share:
Basic	$0.30	$0.25

Diluted	$0.29	$0.24

Weighted average number of shares outstanding:
Basic	241,322	238,589

Diluted	246,153	257,255

EARNINGS PER SHARE CALCULATION

Net income	$71,311	$59,656
Add: Interest from convertible debt, net of taxes	—	1,393

Adjusted net income	$71,311	$61,049

Basic shares outstanding	241,322	238,589
Add: Employee stock options	4,831	4,217
Convertible shares	—	14,449

Diluted shares outstanding	246,153	257,255

Diluted earnings per share	$0.29	$0.24

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HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	September 30, 2003
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$119,350	$395,338
Accounts receivable, net	627,025	527,254
Other current assets	148,163	170,744
Property, plant and equipment, net	1,652,585	1,427,715
Restricted funds	22,129	15,924
Other assets	775,075	442,512

	$3,344,327	$2,979,487

Liabilities and Stockholders’ Equity
Current liabilities	$529,512	$272,963
Deferred income taxes	48,984	48,984
Other long-term liabilities and minority interests	102,503	95,752
Long-term debt	926,205	924,713
Stockholders’ equity	1,737,123	1,637,075

	$3,344,327	$2,979,487

	Three Months Ended December 31,
	2003	2002
Same Store Hospitals
Occupancy	48.5%	46.7%
Patient Days	260,545	249,087
Admissions	60,117	57,894
Adjusted Admissions	95,035	91,433
Average length of stay	4.3	4.3
Total surgeries	50,962	51,684
OP Revenue percentage	46.5%	44.9%
IP Revenue percentage	53.5%	55.1%

Total Hospitals
Occupancy	48.0%	48.1%
Patient Days	317,652	262,347
Admissions	70,018	57,984
Adjusted Admissions	111,700	91,523
Average length of stay	4.5	4.5
Total surgeries	56,494	51,684
OP Revenue percentage	47.3%	44.6%
IP Revenue percentage	52.7%	55.4%

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2003	2002
Net patient service revenue	$756,553	$609,419
Less acquisitions, corporate and other	105,070	5,479

Same hospital net patient service revenue	$651,483	$603,940

Income before income taxes	$115,549	$97,784
Add:
Interest, net	4,454	3,761
Depreciation and amortization	31,003	26,087

EBITDA	151,006	127,632
Adjustment for acquisitions, corporate and other	(669)	(11,356)

Same hospital EBITDA	$151,675	$138,988

Same hospital EBITDA margins = Same hospital EBITDA / same hospital net patient service revenue	23.3%	23.0%